Exhibit 4.8

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is entered into as of June 11, 2013 by Crumbs Bake Shop, Inc. (the “Company”) and each of the Buyers identified on the signature pages hereto (the “Buyers”).

WHEREAS, the Company entered into a Registration Rights Agreement, dated as of May 10, 2013 (the “Registration Agreement”), with certain buyers who purchased the Company’s senior convertible notes (the “Notes”) on such date pursuant to a Securities Purchase Agreement, dated as of April 29, 2013, as amended by a First Amendment to Securities Purchase Agreement, dated as of May 9, 2013, between the Company and Michael Serruya (as amended, the “Purchase Agreement”).

WHEREAS, the Registration Agreement requires the Company to, among other things, prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 covering the resale of, among other securities, the shares of the Company’s common stock that may be issued under the Notes (the “Registration Statement”).

WHEREAS, the Buyers purchased $3,000,000 in aggregate principal amount of the Notes on June 11, 2013 and, pursuant to the Purchase Agreement, are entitled to receive the benefits of the Registration Agreement with respect of those Notes.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Issuer by its execution hereof, the Company and the Buyers agree as follows:

1.          Joinder. Each of the Buyers hereby joins in the Registration Agreement and agrees to be subject to and bound by the terms and provisions of the Registration Agreement that are ascribed to “Buyers” therein to the same extent as if such Buyer had signed the Registration Agreement as an original party thereto. The Company hereby agrees to be subject to and bound by the terms and provisions of the Registration Agreement with respect to the Buyers. A copy of the Registration Agreement is attached hereto as Exhibit A and is incorporated herein by reference.

2.          Filing Deadline and Effectiveness Deadline. Each of the Buyers hereby waives: (a) any and all liquidated damages that might otherwise accrue pursuant to Section 2(a) of the Registration Agreement between the Filing Deadline (as defined in the Registration Agreement) and the later of (i) June 14, 2013 or (ii) two Business Days following the date on which all of the Buyers shall have satisfied their respective obligations under Section 5 of the Registration Agreement; and (b) any and all liquidated damages that might otherwise accrue pursuant to Section 2(c)(i)(A)(ii) of the Registration Agreement between August 9, 2013 and August 15, 2013 on account of the failure of the Registration Statement to be declared effective by August 8, 2013 (or, if the SEC reviews the Registration Statement, between September 8, 2013 and September 14, 2013 on account of the failure of the Registration Statement to be declared effective by September 7, 2013).

2.          Entire Agreement. This Agreement and the Registration Agreement constitute the entire agreement among the Company and the Buyers pertaining to the subject matter hereof.

3.          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

4.          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their authorized representatives as of the date first above written.

CRUMBS BAKE SHOP, INC.

By:	/s/ John D. Ireland
Name:	John D. Ireland
Title:	Senior Vice President & CFO

[Buyer Signature Page Follows]

[Company Signature Page]

DELAVACO HOLDINGS INC.

By:	/s/ Andrew DeFrancesco
Name:	Andrew DeFrancesco
Title:	Chairman

/s/ Rhoda Vyner
Rhoda Vyner

YOGUN FRUZ CANADA INC.

By:	/s/ Aaron Serruya
Name:	Aaron Serruya
Title:	President

[Buyer Signature Page]